EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this registration statement on Form S-3 of our report dated March 29, 2024, with respect to the consolidated balance sheets of Community Bancorp. and Subsidiary as of December 31, 2023 and 2022, and the related consolidated statements of income, comprehensive income, changes in shareholders' equity and cash flows for the years then ended. We also consent to the reference to us under the heading “Experts” in the Prospectus included in this Registration Statement.

Manchester, New Hampshire

December 20, 2024

Vermont Registration No. 92-0000278